UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 1, 2016

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 1, 2016, Tiptree Operating Company, LLC (“Operating Company”), the subsidiary through which Tiptree Financial Inc. (“Tiptree”) conducts its operations, entered into a First Amendment (the “OpCo Amendment”) to the Amended and Restated Limited Liability Company Agreement of Operating Company, dated as of July 1, 2013.

The OpCo Amendment permitted Tiptree's contribution of its 28% interest in Operating Company to Tiptree Financial Partners, L.P. (“TFP”) in exchange for 4,307,023 additional common units of TFP that TFP will issue to Tiptree as part of the tax reorganization described in more detail in Item 8.01 of this Current Report.

The foregoing description of the OpCo Amendment is not complete and is qualified in its entirety by reference to the complete text of the OpCo Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

Effective January 1, 2016, Tiptree, TFP and Operating Company created a consolidated group among themselves and various Operating Company subsidiaries for U.S. federal income tax purposes, with Tiptree being the parent company. In connection with the creation of the consolidated group, TFP and the Operating Company elected to be treated as corporations for U.S. federal income tax purposes, and Tiptree contributed its 28% interest in Operating Company to TFP in exchange for 4,307,023 additional common units of TFP. As a result of these steps, effective January 1, 2016, Tiptree directly owns 81.29% of TFP and TFP directly owns 100% of Operating Company.

Item 9.01	Financial Statements and Exhibits.
(d) List of Exhibits:

10.1	First Amendment to the Amended and Restated Limited Liability Company Agreement of Tiptree Operating Company, LLC, dated as of January 1, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date:	January 7, 2016	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer